Nanometrics Incorporated	Exhibit 99.1 Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

Investor Relations Contact:	Company Contact:
Claire McAdams	James Moniz, CFO
Headgate Partners LLC	Nanometrics Incorporated
530.265.9899, 530.265.9699 fax	408.545.6145, 408.521.9370 fax
email: claire@headgatepartners.com	email: jmoniz@nanometrics.com

Nanometrics Reports Fourth Quarter and Full Year 2010 Financial Results

Strongest Year in Nanometrics History: Record High Revenues, Operating Margin and EPS

MILPITAS, Calif., February 10, 2011 — Nanometrics Incorporated (Nasdaq: NANO), a leading provider of advanced process control metrology systems, today announced financial results for its fiscal fourth quarter and full year 2010, which ended January 1st, 2011.

Highlights for the year include:

•	Record revenues of $188.1 million, up 145% year-over-year;

•	Gross margin increased to 54.4%, with product gross margin of 57.0%;

•	Record operating profitability, with $41.3 million of operating income and 22.0% operating margin;

•	Record net income of $55.9 million or $2.43 per share, which includes the favorable $18.2 million impact of the release of our tax asset valuation allowance, equivalent to $0.79 per share;

•	Cash and investments increased by $22.9 million, ending the year at $66.5 million;

•	Continued competitive wins and increased penetration into the logic, Flash memory, foundry and advanced wafer-scale packaging markets.

Commenting on the fourth quarter and full year results, president and chief executive officer Dr. Timothy J. Stultz said, “2010 was the best year in Nanometrics’ 35 year history, achieving record revenues, operating profitability and earnings per share. Revenues increased 145% year-over-year, well outpacing overall industry growth of just over 100%. Our fourth quarter results demonstrated another strong quarter for Nanometrics, following our record second and third quarters. While some shifts in the timing of orders and shipments contributed to a sequential decline in revenues, in the fourth quarter we saw increased contribution and growth from our integrated metrology, materials characterization and advanced wafer-scale packaging businesses, demonstrating the breadth of our product portfolio and continued expansion of our served markets. We also achieved incremental competitive wins that are positive indicators for our long-term growth potential.

“As we look toward 2011, we are encouraged by current order activity and reports of increased capital spending levels in the worldwide semiconductor industry, driven by increasing demand for semiconductor-rich products such as smart phones and tablet computers as well as momentum building in cloud computing, networking and corporate IT spending. Complementing this growth are our well-positioned products addressing the increasing need for optical process control metrology technologies in the semiconductor and adjacent markets such as high-brightness LEDs, solar photovoltaics and data storage devices.

“Today, we have a high degree of confidence in our ability to execute and a significantly improved position and relationship with the leading customers in our served markets. Consequently, our level of visibility into our business and operating model has improved such that we have elected to begin providing forward guidance on our quarterly results. With continued execution against our model, the first quarter of 2011 is shaping up to be another record quarter for Nanometrics in terms of revenue and operating profitability. We expect first quarter revenue in the range of $56 to $60 million, gross margin in the range of 54% to 55%, operating margin in the range of 24% to 27% and, assuming a tax rate of 35%, we expect net earnings in the range of $0.36 to $0.44 per share. Finally, provided that the strong capital spending forecasts materialize through year-end, we look forward to achieving higher performance levels for fiscal 2011.”

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Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

Fourth Quarter 2010 Summary

Revenues were $46.1 million, declining 14% from $53.9 million in the third quarter of 2010 and up 75% from $26.3 million in the fourth quarter of 2009. Gross margin was 52.7%, compared to 54.5% in the third quarter and 50.7% in the year-ago period. Our operating margin was 18.8%, compared to 25.6% in the third quarter and 2.5% in the year-ago period.

Net income was $26.1 million or $1.12 per share on a GAAP basis. As a result of our increased profitability in fiscal 2010 and expectations for continued profits going forward, our fourth quarter results include the favorable impact of the release of $18.2 million in income tax asset valuation allowances, equivalent to $0.78 per share. Earnings for the fourth quarter compare to net income of $12.3 million, or $0.53 per diluted share, in the third quarter of 2010 and a net loss of $0.3 million, or $0.01 per diluted share, in the fourth quarter of 2009.

Fiscal Year 2010 Summary

Revenues were a record $188.1 million, up 145% from $76.7 million in fiscal 2009. Gross margin was 54.4%, up from 47.1% in the prior year. Our operating margin was a record 22.0%, compared to an operating loss of 17.4% in 2009. Net income was $55.9 million or $2.43 per share on a GAAP basis, compared to a net loss of $16.3 million, or $0.87 per diluted share, in fiscal 2009, and includes the favorable impact of the release of $18.2 million in income tax asset valuation allowances in the fourth quarter of 2010.

At January 1, 2011, Nanometrics had $66.5 million in cash and cash equivalents and $135.5 million in working capital. Stockholders’ equity, excluding intangible assets, was $7.38 per share based on 22.3 million shares outstanding at year end.

Conference Call Details

A conference call to discuss fourth quarter results will be held today at 5:00 p.m. EST (2:00 p.m. PST). To participate in the conference call, the dial-in numbers are (877) 374-4041 for domestic callers and (253) 237-1156 for international callers. A live and recorded webcast will be made available on the investor page of the Nanometrics website at www.nanometrics.com.

Use of Non-GAAP Financial Information

Financial results such as non-GAAP operating income, which exclude certain expenses, charges and special items, are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Management uses non-GAAP operating income, which excludes non-cash expenses including stock-based compensation, depreciation and amortization, as well as asset impairments, restructuring charges and other special items, to evaluate the company’s ongoing performance and cash flow from operations. The company believes the presentation of non-GAAP operating income is useful to investors for analyzing ongoing business trends, comparing performance to prior periods, and enhancing the investor’s ability to view the company’s results from management’s perspective. A table presenting a reconciliation of GAAP results to non-GAAP operating income is included at the end of this press release.

About Nanometrics

Nanometrics is a leading provider of advanced, high-performance process control metrology systems used primarily in the fabrication of semiconductors, high-brightness LEDs, data storage devices and solar photovoltaics. Nanometrics’ automated and integrated metrology systems measure critical dimensions, device structures, overlay registration, topography and various thin film properties, including film thickness as well as optical, electrical and material properties. The company’s process control solutions are deployed throughout the fabrication process, from front-end-of-line substrate manufacturing, to high-volume production of semiconductors and other devices, to advanced wafer-scale packaging applications. Nanometrics’ systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Select Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Nanometrics’ expected results for its most recently completed fiscal quarter and year, which remain subject to adjustment in connection with the preparation of Nanometrics’ financial statements and periodic report on Form 10-K for the year ended January 1, 2011, the continued adoption and competitiveness of its products, the expansion of the company’s served markets and future revenue growth, profitability and cash flow. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, actual results could differ materially from the expectations due to a variety of factors including a contraction in current levels of industry spending, shifts in the timing of customer orders and product shipments,

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Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

slower-than-anticipated market adoption, changes in product mix and increased operating expenses. For additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K for the year ended January 2, 2010 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.

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Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

NANOMETRICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	As of January 1, 2011	As of January 2, 2010
ASSETS
Current assets:
Cash and cash equivalents	$66,460	$43,526
Accounts receivable, net of allowances of $63 and $241, respectively	44,523	23,047
Inventories	43,703	31,472
Inventories- delivered systems	931	1,175
Assets held for sale	—	220
Prepaid expenses and other	2,986	2,182
Deferred income tax assets	9,644	245

Total current assets	168,247	101,867

Property, plant and equipment, net	35,186	36,365
Intangible assets, net	5,972	7,067
Deferred income tax asset - long term	9,385	612
Other assets	1,235	1,559

Total assets	$220,025	$147,470

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,486	$5,762
Accrued payroll and related expenses	9,075	4,012
Deferred revenue	4,063	5,162
Other current liabilities	7,293	8,952
Income taxes payable	250	865
Current portion of debt obligations	572	343

Total current liabilities	32,739	25,096

Deferred revenue	3,191	646
Other long-term liabilities	4,041	2,235
Debt obligations	9,467	12,739

Total liabilities	49,438	40,716

Stockholders’ equity:
Common stock, $0.001 par value, 47,000,000 shares authorized; 22,314,783 and 21,506,791, respectively, issued and outstanding	22	21
Additional paid-in capital	225,493	218,308
Accumulated deficit	(57,000)	(112,948)
Accumulated other comprehensive income	2,072	1,373

Total stockholders’ equity	170,587	106,754

Total liabilities and stockholders’ equity	$220,025	$147,470

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Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

NANOMETRICS INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
Net revenues:
Products	$38,193	$20,013	$154,548	$49,153
Service	7,937	6,306	33,517	27,554

Total net revenues	46,130	26,319	188,065	76,707
Costs of net revenues:
Cost of products	16,440	9,345	66,484	26,594
Cost of service	5,387	3,639	19,328	13,992

Total costs of net revenues	21,827	12,984	85,812	40,586

Gross profit	24,303	13,335	102,253	36,121
Operating expenses:
Research and development	4,872	4,278	18,973	14,672
Selling	5,498	4,240	21,320	15,072
General and administrative	4,876	3,741	18,617	15,168
Amortization of intangible assets	389	411	1,556	1,535
Asset impairment	—	—	463	1,899
Restructuring charge	—	—	—	1,134

Total operating expenses	15,635	12,670	60,929	49,480

Income (loss) from operations	8,668	665	41,324	(13,359)
Other income (expense):
Interest income	28	14	107	53
Interest expense	(364)	(552)	(1,556)	(1,658)
Other, net	109	(532)	814	(1,927)

Total other income (expense), net	(227)	(1,070)	(635)	(3,532)

Income (loss) before income taxes	8,441	(405)	40,689	(16,891)
Provision (benefit) for income taxes	(17,687)	(123)	(15,259)	(586)

Net income (loss)	$26,128	$(282)	$55,948	$(16,305)

Net income (loss) per share:
Basic	$1.18	$(0.01)	$2.56	$(0.87)

Diluted	$1.12	$(0.01)	$2.43	$(0.87)

Shares used in per share calculation:
Basic	22,235	19,017	21,855	18,639

Diluted	23,323	19,017	22,998	18,639

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Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

NANOMETRICS INCORPORATED

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
Income (loss) from operations	$8,668	$665	$41,324	$(13,359)

Non-GAAP adjustments:
Amortization of intangible assets	389	411	1,556	1,535
Depreciation	628	865	2,839	3,152
Amortization of demonstration systems	378	332	1,463	1,405
Asset impairment	—	—	463	1,899
Stock-based compensation	210	481	2,950	2,054
Restructuring charge	—	—	—	1,134

Non-GAAP operating income (loss)	$10,273	$2,754	$50,595	$(2,180)

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